COMPANY CONTACTS

Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY APPOINTS JUSTIN LEONARD AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

BETHESDA, Maryland, July 13, 2022 – DiamondRock Hospitality Company (the "Company") (NYSE: DRH) today announced the appointment of Justin Leonard as Executive Vice President and Chief Operating Officer effective July 18, 2022. Mr. Leonard will assume leadership responsibility of asset management and serve on the Company’s executive committee, reporting directly to Mark W. Brugger, President & Chief Executive Officer.

Prior to joining DiamondRock, Mr. Leonard was at Walton Street Capital, LLC for 20 years, most recently as a Senior Principal where he was responsible for the oversight and asset management of the firm’s hotel investments since 2007. During his tenure, he directed the asset management of 60 branded and independent hotels totaling over 20,000 rooms.

Mr. Brugger stated, “We are excited to welcome an executive of Justin’s caliber to our team. His depth of operating knowledge and experience driving value allow him to make an immediate impact. DiamondRock is well-positioned to be the top performer in the lodging sector for years to come.”

Mr. Leonard holds a B.B.A. in Real Estate from the University of Wisconsin-Madison.

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 34 premium quality hotels with over 9,500 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.